UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): March 5, 2008
LIME ENERGY CO.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of incorporation)	(Commission File #)	(IRS Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (d) Election of Director.
     Pursuant to the Stock Purchase Agreement we entered into with certain stockholders of Advanced Biotherapy, Inc. on November 18, 2008 (the “Stock Purchase Agreement”) as reported in our current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2008, and in connection with our recent acquisition of Advanced Biotherapy, Inc., on March 5, 2009, our Board of Directors increased the size of our Board to eight directors and elected Christopher W. Capps to the Board. Mr. Capps’ term will expire at our 2009 Annual Meeting of Stockholders to be held on June 3, 2009 where he will stand for re-election by our stockholders.
     Mr. Capps served as President and Chief Executive Officer of Advanced Biotherapy, Inc. from August 2006 to March 3, 2009. Since September 2005, Mr. Capps has also served as President and CEO of KVG Partners, a private equity firm. Mr. Capps received his B.A. in history from Southern Methodist University.
     Mr. Capps was a party to the Stock Purchase Agreement and exchanged his total equity holdings in Advanced Biotherapy, Inc. for 5,665 shares of our common stock and is entitled to exchange the options he held in Advanced Biotherapy, Inc for an option to purchase 106,200 shares of our common stock at an exercise price of $3.30 per share. Additionally, under the Stock Purchase Agreement, we agreed to elect Mr. Capps to the Board of Directors within ten days after the consummation of the Stock Purchase Agreement.
     The committee assignments of Mr. Capps have not yet been determined and will be determined after our 2009 Annual Meeting of Stockholders to be held on June 3, 2009.
     Item 9.01 Financial Statements and Exhibits.
     (a) Exhibits
     None

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.
Dated: March 5, 2009	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Chief Financial Officer & Treasurer